Exhibit 10.17

DOMINION RESOURCES, INC.

NEW RETIREMENT BENEFIT RESTORATION PLAN

Originally Effective January 1, 2005

and

Amended and Restated Effective January 1, 2009

DOMINION RESOURCES, INC.

NEW RETIREMENT BENEFIT RESTORATION PLAN

As Amended and Restated Effective January 1, 2009

Purpose

The Board of Directors of Dominion Resources, Inc. (the “Board”) adopted the New Retirement Benefit Restoration Plan effective January 1, 2005 to assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to the Company’s continued progress. The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974).

The Company has amended the Dominion Pension Plan to add a cash balance feature to the Retirement Plan for employees hired on or after January 1, 2008. In order to allow newly hired employees to benefit under the Plan, it is necessary to amend the Plan to reflect the Dominion Pension Plan amendment.

The Plan is intended to qualify under the provisions of Code Section 409A and any regulations and other guidance under that Section. The Plan shall be interpreted to qualify under Code Section 409A.

The Board has determined that the benefits to be provided under the Plan are reasonable and appropriate compensation for the services rendered and to be rendered by Plan Participants.

Article I

Definitions

Whenever used in the Plan, the following phrases and terms shall have the meanings set forth below:

1.1 “Account” means the Participant’s Account as defined under the Cash Balance Supplement.

1.2 “Account Balance” means the balance in the Participant’s Account under the Cash Balance Supplement.

1.3 “Administrative Benefits Committee” means the Administrative Benefits Committee of Dominion Resources, Inc., which shall manage and administer the Plan in accordance with the provisions of Article IX.

1.4 “Affiliate” means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which Dominion Resources, Inc. is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code Section 414(m).

1.5 “Beneficiary” means the individual, individuals, entity, entities or the estate of a Participant entitled to receive the benefits payable under the Plan, if any, upon the Participant’s death.

1.6 “Benefit Agreement” means any agreement between the Company and a Participant or any declaration by the Company under which a Participant is to be provided one or more Benefit Enhancements.

1.7 “Benefit Enhancement” means the crediting of deemed additional years of age or service, the use of a different definition of any factor used to calculate benefits, different eligibility provisions, or any other provision that enhances the benefit that would otherwise be payable under the Retirement Plan as provided in a Benefit Agreement.

1.8 “Cash Balance Benefit” means the lump sum amount determined under Article IV.

1.9 “Cash Balance Supplement” means the Dominion Pension Plan Cash Balance Supplement, effective January 1, 2008, as amended from time to time.

1.10 “CGN Committee” means the Compensation, Governance and Nominating Committee of the Board of Directors of Dominion Resources, Inc. Actions designated as CGN Committee actions in this Plan may be taken by a duly authorized delegate, consistent with the CGN Committee’s charter.

1.11 “Change in Control” means with regard to each Participant at any time an event that constitutes a “Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Company” means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate.

1.14 “Lump Sum Equivalent” means a single lump sum payment that is actuarially determined as the amount required to provide an after-tax monthly payment equal to the after-tax amount of the Monthly Benefit payable for the period determined under Section 3.1(b). Effective for distributions occurring on or after January 1, 2007 and on or before December 31, 2009, unless otherwise determined by the Administrative Benefits Committee, the actuarial discount rate for determinations of the Lump Sum Equivalent shall be four percent (4%). Beginning January 1, 2010, the actuarial discount rate shall be determined by the Administrative Benefit Committee. The actuarial determination shall be computed using actuarial and other factors as determined by the Administrative Benefit Committee. The after-tax amounts shall be based on Federal income and FICA tax rates and the state income tax rate for the residence of the Participant at the date of the payment, as determined by the Administrative Benefits Committee. The Lump Sum Equivalent of the Monthly Benefit determined under Section 5.1 shall be appropriately discounted if the date of payment under Section 5.1(b) is earlier than the date of commencement of the Qualified Pre-Retirement Survivor Annuity under the Retirement Plan to the Participant’s Spouse.

1.15 “Monthly Benefit” means the monthly amount determined under Section 3.1(a) used for purposes of calculating the Lump Sum Equivalent.

1.16 “Participant” means an employee who is eligible to participate under Section 2.1 and who is designated by the CGN Committee to participate in the Plan pursuant to Article II.

1.17 “Plan” means the Dominion Resources, Inc. New Retirement Benefit Restoration Plan.

1.18 “Potential Change in Control” means with regard to each Participant at any time an event that constitutes a “Potential Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.19 “Retirement” and “Retire” mean a Participant’s Separation from Service with the Company at a time when the Participant is entitled to begin receiving an Early Retirement or Normal Retirement benefit under the Retirement Plan or would be entitled to begin such benefit if any Benefit Enhancement were applied under the Retirement Plan.

1.20 “Retirement Plan” means with regard to each Participant a defined benefit pension plan that is qualified under Code Section 401(a), that is maintained by Dominion Resources, Inc. or an Affiliate, and in which the Participant participates.

1.21 “Separation from Service” means a termination of employment with the Participant’s employer (Dominion Resources, Inc. or any Affiliate, as the case may be) and all other persons that would be treated as a single employer with the Participant’s employer under Code Sections 414(b) or (c) (applying a 50% rather than an 80% ownership test), within the meaning of Treasury Regulation Section 1.409A-1(h).

1.22 “Spouse” means the person to whom a Participant is legally married, determined in accordance with the laws of the state in which both parties reside, at the first to occur of (a) the date of the Participant’s Separation from Service or (b) the date of the Participant’s death.

1.23 The following terms shall have the meaning provided in the Retirement Plan: Early Retirement Date, Normal Retirement Date, and Qualified Pre-Retirement Survivor Annuity.

Article II

Eligibility and Participation

2.1 Eligibility. An employee of the Company shall be eligible to participate in this Plan if the employee: (a) is a member of management or a highly compensated employee; (b) is designated by the CGN Committee as a Participant; and (c) has a Retirement Plan benefit that is or has been reduced or limited by Code Section 401(a)(17) or Code Section 415, or both.

2.2 Participation. Participation in this Plan shall be determined by the CGN Committee, in its sole discretion. An eligible employee designated to participate in the Plan by the CGN Committee shall become a Participant in the Plan as of the date his or her Retirement Plan benefit is or has been limited by Code Section 401(a) (17) or Code Section 415, unless another date is provided by the CGN Committee. A Participant who remains an employee of the Company shall continue to participate in the Plan until (a) the CGN Committee declares that he or she is no longer a Participant or (b) he or she has a Separation from Service. Except as otherwise specifically provided in the Plan, a Participant who ceases to participate in the Plan shall forfeit all rights to any benefits under the Plan.

2.3 Revocation of Participation. Unless such action is prohibited by Section 8.1(c), the CGN Committee may revoke or rescind the designation of an individual as a Participant at its discretion. All rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the CGN Committee shall cease upon such action.

2.4 Termination of Participation. A Participant who ceases to be an eligible employee under Section 2.1 while remaining employed by the Company shall forfeit all rights under this Plan. In no event shall an individual who was a Participant but who is not a Participant at the time of such individual’s Separation from Service be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company for up to six months shall be deemed to not have had a Separation from Service or to lose the eligibility status as a result of such leave of absence.

2.5 Change in Control. If a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall control (a) the Participant’s subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant.

Article III

Basic Benefits

This Article III shall apply to all Participants who have a benefit under a Retirement Plan other than under the Cash Balance Supplement. Subject to the provisions of Articles VIII and X, a Participant who is subject to this Article III shall be entitled to benefits under this Plan as follows:

3.1 Calculation of Monthly Benefit.

(a) The Monthly Benefit of a Participant who has a Separation from Service shall be a monthly amount equal to (x) minus (y) minus (z) below where:

(x) = the benefit that would have been payable monthly to the Participant under the Retirement Plan but for the application of the limits set forth in Code Sections 401(a)(17) and 415 and after the application of any Benefit Enhancements;

(y) = the benefit that the Participant is entitled to receive monthly under the Retirement Plan; and

(z) = if applicable, the benefit payable to the Participant under the Dominion Resources, Inc. Retirement Benefit Restoration Plan frozen as of December 31, 2004, expressed as a monthly benefit for the life of the Participant.

(b) If a Participant has a Spouse at the time of his or her Separation from Service, the Monthly Benefit under Section 3.1(a) shall be computed based on the Qualified Joint and Survivor Annuity benefit determined under the Retirement Plan. If a Participant does not have a Spouse at the time of his or her Separation from Service, the Monthly Benefit under Section 3.1(a) shall be computed based on the Single Life Annuity benefit determined under the Retirement Plan.

(c) If the Participant’s Separation from Service occurs before the Participant’s Normal Retirement Date, the Monthly Benefit shall be calculated in accordance with the applicable reduction factors provided under the Retirement Plan.

3.2 Form of Payment. The Participant’s Monthly Benefit under this Plan based on the form of benefit under Section 3.1(b) shall be paid in the form of the Lump Sum Equivalent.

3.3 Time of Payment. The Lump Sum Equivalent shall be distributed to the Participant as soon as administratively practicable after the date which is six months after the Participant’s Separation from Service, but not later than 90 days after such date.

Article IV

Cash Balance Benefits

This Article IV is effective as of January 1, 2008 and shall apply only to those Participants who have a benefit under the Cash Balance Supplement. Subject to the provisions of Articles VIII and X, a Participant who is subject to this Article IV shall be entitled to benefits under this Plan as follows:

4.1 Benefit Calculation.

(a) The Cash Balance Benefit of a Participant who Separates from Service shall be a lump sum payment equal to (x) minus (y) below where:

(x) = the Participant’s Account Balance that would have accrued but for the application of the limits set forth in Code Sections 401(a)(17) and 415 and after the application of any Benefit Enhancements;

(y) = the Participant’s actual Account Balance.

(b) In all cases, the Cash Balance Benefit under Section 4.1(a) shall be computed based on the same crediting factors as in the Cash Balance Supplement.

4.2 Form of Benefit Payment. The Cash Balance Benefit payable to a Participant under the Plan shall be paid in the form of a lump sum.

4.3 Time of Payment. The Cash Balance Benefit shall be distributed to the Participant as soon as administratively practicable after the date which is six months after the Participant’s Separation from Service, but not later than 90 days following such date.

Article V

Death Benefits

5.1 Lump Sum Equivalent Death Benefit Before a Separation From Service.

(a) If a Participant entitled to a Retirement Plan benefit other than the Cash Balance Supplement dies during employment on a date that is on or after his or her Early Retirement Date, the Participant’s Beneficiary shall be entitled to the Lump Sum Equivalent that would have been payable to the Participant under this Plan. The Beneficiary’s benefit shall be calculated under Section 3.1 as if the Participant had Retired on his or her date of death. A death benefit shall be payable under this Plan whether or not the Participant’s Beneficiary is entitled to a benefit under the Retirement Plan. Payment shall be made as soon as administratively practicable, but not later than 90 days after the identity of the Participant’s Beneficiary has been confirmed.

(b) If a Participant entitled to a Retirement Plan benefit other than the Cash Balance Supplement dies during employment on a date that is before his or her Early Retirement Date, a pre-retirement survivor benefit shall be payable to the surviving Spouse of the Participant if the Participant’s surviving Spouse is entitled to a Qualified Pre-Retirement Survivor Annuity under the Retirement Plan.

(i) The Monthly Benefit of a surviving Spouse shall be a monthly amount equal to (x) minus (y) below where:

(x) = the benefit that would have been payable monthly to the Spouse under the Retirement Plan but for the application of the limits set forth in Code Sections 401(a)(17) and 415 and after the application of any Benefit Enhancements; and

(y) = the benefit that the Spouse is entitled to receive monthly under the Retirement Plan.

(ii) The Monthly Pre-Retirement death benefit payable to the Participant’s Spouse shall be paid in the form of the Lump Sum Equivalent as soon as administratively practicable, but not later than 90 days, after the identity of the Participant’s Spouse has been confirmed.

5.2 Lump Sum Equivalent Death Benefit Following a Separation from Service. If a Participant entitled to a benefit under Section 3.1 dies following a Separation from Service but before he or she has received payment of his or her Lump Sum Equivalent benefit pursuant to Section 3.3, payment of the Lump Sum Equivalent benefit shall be made to the Participant’s Beneficiary. Payment shall be made as soon as administratively practicable, but not later than 90 days after the identity of the Participant’s Beneficiary has been confirmed.

5.3 Cash Balance Supplement Death Benefit. lf a Participant entitled to a Cash Balance Benefit under Article IV dies before receiving his or her lump sum benefit payment, the Participant’s Beneficiary shall be entitled to the lump sum that would otherwise have been payable to the Participant under Section 4.1. The amount payable shall be determined as of the date of the Participant’s death. Payment shall be made as soon as administratively practicable, but not later than 90 days after the identity of the Participant’s Beneficiary has been confirmed. If the Participant received a lump sum payment of the Cash Balance Benefit prior to his or her death, the Participant’s Beneficiary shall not be entitled to receive any benefit under this Plan after the Participant’s death.

Article VI

Beneficiary

6.1 Designation of Beneficiary. A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefits Committee. In the absence of a valid Beneficiary designation, a Participant’s surviving Spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary.

6.2 Changing a Beneficiary Designation. A Participant may change a prior Beneficiary designation made under Section 6.1 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Administrative Benefits Committee or its designee.

6.3 Proper Beneficiary. Any payment made to a Beneficiary under this Plan by the Administrative Benefits Committee or its designee in good faith shall fully discharge the Company from all further obligations with respect to that payment. If the Administrative Benefits Committee or its designee has any doubt as to the proper Beneficiary to receive a payment under this Plan, the Administrative Benefits Committee shall have the right to withhold such payment until the matter is fully adjudicated.

6.4 Minor or Incompetent Beneficiary. In making any payment to or for the benefit of any minor or an incompetent Beneficiary, the Administrative Benefits Committee or its designee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court-appointed representative of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, representative, relative or other person shall be a complete discharge of the Company’s obligations under the Plan. The Company shall have no responsibility to see to the proper application of any payment so made.

Article VII

Coordination of Benefits

7.1 No Duplication of Benefits. It is not intended that a Participant, Beneficiary, or Spouse receive duplicate benefits under this Plan. Notwithstanding anything in this Plan to the contrary, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) Any adjustment under this 7.1 shall be made in accordance with rules established by the Administrative Benefits Committee and applied in a uniform and nondiscriminatory manner.

7.2 Other Benefits and Agreements. The benefits provided for a Participant and the Participant’s Beneficiary or Spouse under the Plan are in addition to any other benefits available to such Participant, Beneficiary or Spouse under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

Article VIII

Amendment or Termination of Plan

8.1 Right to Amend or Terminate. Except as otherwise specifically provided, the CGN Committee reserves the right to amend or terminate this Plan, in whole or in part, at any time and from time to time; provided, however, that:

(a) No such amendment or termination may decrease the benefit that has already been earned by a Participant as of the date of the change, except for an amendment required to comply with Code Section 409A;

(b) No such amendment or termination may create an additional tax liability for a Participant under Code Section 409A; and

(c) If a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and the Company, if any, shall apply to limit the ability of the CGN Committee to amend or terminate this Plan with regard to the affected Participant unless the Participant agrees to such amendment or termination in writing.

8.2 Notice of Termination. No action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

8.3 Effect of Termination. Except as otherwise provided in Sections 2.5 and 8.1 (c) relating to a Change in Control or Potential Change in Control, upon the termination of this Plan, the Plan shall no longer be of any further force or effect and neither Dominion Resources, Inc. nor any Participant or Beneficiary shall have any further obligation or right under this Plan.

Article IX

Plan Administration

9.1 Interpretation and Finality of Determination. The Plan shall be administered by the Administrative Benefits Committee, which shall have the discretionary authority to interpret the terms of the Plan and to decide factual and other questions relating to the Participant and the Participant’s benefits, including without limitation questions relating to eligibility for, calculation of, and payment of benefits under the Plan. Subject to the provisions of the Plan, the Administrative Benefits Committee may adopt such rules and regulations as it may deem necessary or desirable to carry out the purposes of the Plan. The Administrative Benefits Committee’s interpretation and construction of any provision of the Plan shall be final, conclusive and binding upon the Company and upon Participants and their Beneficiaries.

9.2 Indemnification. The Company shall indemnify and save harmless each member of the Administrative Benefits Committee and each member of the CGN Committee against any and all expenses and liabilities arising out of membership on the respective Committee, excepting only expenses and liabilities arising out of the member’s own willful misconduct. Expenses against which a member of the CGN Committee or the Administrative Benefits Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

9.3 Delegation. Any responsibility or authority given under this Plan to either the Administrative Benefits Committee or the CGN Committee may be delegated by the respective committee, consistent with such Committee’s charter. Any such delegation shall be prospectively revocable at any time.

9.4 Claims Procedure.

(a) Benefits under the Plan typically will be paid in accordance with the Plan’s terms without the need for a formal claim for benefits. However, any Participant, retired Participant, or Beneficiary of a Participant who believes he or she is entitled to a benefit that he or she has not received shall be entitled to file with the Administrative Benefits Committee a claim for benefits under the Plan. Such claim is required to be in writing. For purposes of this Section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(b) If the claim is denied by the Administrative Benefits Committee, in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Benefits Committee’s receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety-day period explaining the special circumstances that require an extension of time and the date by which the Administrative Benefits Committee expects to render the benefit determination.

(c) Within sixty (60) days following the date the claimant receives written notice of the denial of the claim, the claimant may request the CGN Committee to review the denial. For purposes of this Section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(d) The CGN Committee shall afford the claimant a full and fair review of the decision denying the claim and shall:

(i) Provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;

(ii) Permit the claimant to submit written comments, documents, records and other information relating to the claim; and

(iii) Provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

(e) The decision on review by the CGN Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty-day period explaining the special circumstances that require an extension of time and the date by which the Committee expects to render its decision on review.

Article X

Confidentiality and Noncompetition Provisions

10.1 Confidentiality. By receiving a benefit under this Plan, a Participant agrees never directly or indirectly to disclose to any third party or use for such Participant’s own personal benefit any confidential information or trade secret of the Company except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of the Participant.

10.2 Noncompetition Requirement.

(a) By receiving a benefit under this Plan, a Participant agrees that for a period of one (1) year following Separation from Service with the Company for any reason, the Participant will not, without the specific written permission of the Company, be directly employed in, or otherwise provide services in any capacity to, any business or enterprise (including but not limited to the Participant’s own business or enterprise) that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business.

(b) The CGN Committee (or its delegate) in its sole discretion has the authority to interpret and administer this Article X and to determine whether a business is in competition with the Company. In addition, a terminated Participant may request the CGN Committee (or its delegate) to determine in advance whether a specific contemplated business or enterprise would be in competition with the Company for purposes of the Plan, and a response shall be provided to the Participant within a reasonable time after all relevant information is provided to enable the CGN Committee (or its delegate) to make its determination.

10.3 Remedy for Violation of Noncompetition Requirement. If the CGN Committee (or its delegate) determines that a terminated Participant who is entitled to receive or has received benefits under this Plan is, within one (1) year following Separation from Service and without the specific written permission of the Company, directly employed in, or otherwise providing services in any capacity to, a business or enterprise that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business, then (a) the Participant shall forfeit all rights to any payment under the Plan, and (b) the Participant shall be responsible for repaying to the Plan any payment already made to the Participant.

10.4 Company Right to Condition Benefit. As a condition to receiving a benefit under the Plan, the CGN Committee may require the Participant to enter into a separate confidentiality and/or noncompetition agreement in a form acceptable to the Company.

Article XI

Miscellaneous

11.1 No Funding. The Company has only a contractual obligation to make benefit payments under this Plan. Nothing contained in this Plan shall require the Company to segregate any assets from its general fund, or to create any trusts, or to make any special deposits for any amounts to be paid to any Participant, former Participant, Beneficiary, or Spouse. This Plan does not give a Participant, former Participant, Beneficiary or Spouse any interest, lien or claim against any specific assets of the Company. A Participant, former Participant, Beneficiary, or Spouse shall have only the rights of general creditors of the Company, and their interest shall be that of a general creditor.

11.2 Source of Benefit Payments. The Administrative Benefits Committee shall have the complete discretion to determine the source of any payment due under the Plan to any Participant, Beneficiary or Spouse; provided, however, that benefits paid by the Company are to be satisfied solely out of the general corporate assets of the Company, which assets shall remain subject at all times to the claims of its creditors. Any amount payable to a Participant, Beneficiary or Spouse under the Plan may be paid in part or in whole from a so-called “rabbi” trust maintained by or on behalf of the Company or to which the Company contributes.

11.3 Restrictions on Transfer. Benefits to which a Participant, Beneficiary, or Spouse may become entitled under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, or torts of a Participant, Beneficiary, or Spouse. If any Participant, Beneficiary or Spouse becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the CGN Committee, shall cease and terminate, and, in such event, the CGN Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, or Spouse, children, or other dependents, or any of them, in such manner and in such portion as the CGN Committee may deem proper.

11.4 Binding Upon Successors and Assigns. The Plan shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, and upon a Participant, a Beneficiary, a Spouse, and either of their assigns, heirs, executors and administrators.

11.5 Withholding Taxes. All payments under this Plan shall be subject to and net of an amount sufficient to satisfy all federal, state, and local withholding tax requirements.

11.6 Construction. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

11.7 Form of Communications. Any notice, claim, or other communication required or permitted to be made under the Plan shall be in writing and in such form as the Administrative Benefits Committee shall prescribe. If a communication is to be given to the Company, such notice shall be sent to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address, which may be an electronic mail address.

11.8 No Contract of Employment. The Plan does not in any way limit the right of the Company at any time and for any reason to terminate either a Participant’s employment or a Participant’s status as an employee eligible to participate in the Plan. The existence of this Plan does not constitute a contract for continued employment between a Participant and the Company or any subsidiary or affiliate.

11.9 Governing Law. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.